Exhibit 4.4

WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS.

Commencement Date: October [__], 2022
Warrant Price: $1.00	Number of Shares: 2,000,000

THE SUSTAINABLE GREEN TEAM, LTD.

WARRANT

1. Issuance of Warrant. FOR VALUE RECEIVED, on and after the date of issuance of this Warrant (this “Warrant”) of The Sustainable Green Team, Ltd. a Delaware corporation (including any successor entity, the “Company”) and subject to the terms and conditions herein set forth, the undersigned or their permitted assignee (“Holder”) is entitled to purchase from the Company, at a price per share equal to the Warrant Price (set forth above and subject to adjustment as described below), the Number of Shares of Common Stock (as defined below and subject to adjustment as described below) upon exercise of this Warrant pursuant to Section 7. This Warrant is entered into in connection with the Corporate Communication Services Agreement between the Company and the Holder dated as of the Commencement Date (the “Services Agreement”) and is subject to the terms and conditions thereof. The Company and the Holder may be referred to herein individually as a “Party” and collectively as the “Parties”.

2. Definitions. As used in this Warrant, the following terms have the definitions ascribed to them below:

(a)	“Acceleration Event” means (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or equity securities, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of equity securities of the Company immediately prior to such merger or consolidation continue to hold directly at least 50% of the voting power of the equity securities of the Company or the surviving entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s voting securities if, after such closing, such person or group of affiliated persons would hold, directly or indirectly, 50% or more of the outstanding voting securities of the Company in a transaction structured as a business combination (or the surviving or acquiring entity), or (iv) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute an Acceleration Event if its primary purpose is to change the state of the Company’s incorporation.

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(b)	“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

(c)	“Business Day” means any day other than a Saturday, Sunday or other day on which the national or state banks located in the State of Delaware are authorized to be closed.

(d)	“Commencement Date” means the date first set forth above.

(e)	“Common Stock” means common stock, par value $0.0001 per share, of the Company, as the same may be further amended or modified (or any successor security pursuant to Section 3 hereof).

(f)	“Control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contractor otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

(g)	“Exercise Period” means the period commencing on the Commencement Date and ending at 5:00 p.m. Eastern Time on the date that is ninety (90) days after the Commencement Date, (the “Termination Date”); provided, however, the Exercise Period shall end and this Warrant shall no longer be exercisable and shall become null and void immediately prior to the consummation of an Acceleration Event, and provided that, to the extent practicable, the Company shall provide to Holder at least three Business Days’ notice of the expected occurrence of an Acceleration Event, such that the Holder has an opportunity to exercise this Warrant prior to such Acceleration Event.

(h)	“Securities Act” means the Securities Act of 1933, as amended.

(i)	“Shares” means individual shares of Common Stock.

3. Adjustments and Notices. The Warrant Price shall be subject to adjustment from time to time in accordance with this Section 3.

(a)	Subdivisions, Equity Dividends or Combinations. In case the Company shall at any time subdivide the outstanding shares of Common Stock or shall issue shares of Common Stock as an equity dividend, the Warrant Price in effect prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Company shall at any time combine the outstanding shares of Common Stock, the Warrant Price in effect immediately prior to such combination shall be proportionately increased, in each case effective at the close of business on the date of such subdivision, dividend or combination, as the case may be and in each case without any adjustments to the number of Warrant Shares for which this Warrant is exercisable. The provisions of this Section 3(a) shall similarly apply to successive subdivisions, equity dividends or combinations.

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(b)	Reclassification, Exchange, Substitution, In-Kind Distribution. Upon any reclassifications, exchange, substitution or other event that results in a change of the number, series, class and/or type of the securities issuable upon exercise or conversion of this Warrant or upon the payment of a dividend in securities or property other than shares of Common Stock, the Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received if this Warrant had been exercised or converted immediately before the record date for such reclassification, exchange, substitution, or other event or immediately prior to the record date for such dividend. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise or conversion of the new warrant. The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events and successive dividends.

(c)	Certificate of Adjustment. In each case of an adjustment or readjustment of the Warrant Price, the Company, at its own expense, shall cause its Chief Financial Officer (or comparable officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. No adjustment of the Warrant Price shall be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

(d)	No Impairment. The Company shall not, by amendment of its organizational documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all of the provisions of this Section 3.

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(e)	Fractional shares. No fractional shares shall be issuable upon exercise or conversion of the Warrant. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying the Holder an amount in cash computed by multiplying the fractional interest by the fair market value of a share of Common Stock as determined by the Board of Directors of the Company.

4. Notification of Certain Events. Prior to the expiration of this Warrant, the Company shall notify the Holder in the event that the Company undertakes any of the following:

(a)	the issuance of any dividend or other distribution on the equity securities of the Company, whether in cash, property, equity or other securities;

(b)	the voluntary liquidation, dissolution or winding up of the Company;

(c)	any transaction resulting in the acceleration or expiration of this Warrant; or;

(d)	any transactions referenced in Sections 3(a), 3(b) or 3(d).

5. No Stockholder Rights; No Settlement in Cash. This Warrant, by itself, as distinguished from any Shares issued hereunder, shall not entitle its Holder to any of the rights of a stockholder of the Company. In no event shall the Company be required to net cash settle an exercise of this Warrant.

6. Reservation of Equity. From and after the Commencement Date, the Company will reserve from its authorized and unissued Common Stock a sufficient number of Shares to provide for the issuance of Common Stock upon the exercise of this Warrant for Common Stock. Issuance of this Warrant shall constitute full authority to the Company’s officers who are charged with the duty of executing equity certificates to execute and issue the necessary certificates for Shares issuable upon the exercise or conversion of this Warrant for Common Stock.

7. Exercise of Warrant. Subject to the limitations herein, the Holder may exercise this Warrant or any portion hereof by surrendering this Warrant, together with a completed Notice of Exercise as attached hereto as Attachment 1, executed and delivered to the principal office of the Company, specifying the portion of the Warrant to be exercised and accompanied by payment in full of the Warrant Price in cash or by check with respect to the shares of Warrant Securities being purchased. Without limiting anything in the last sentence of Section 2(g), this Warrant shall be deemed to have been exercised as of immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Securities issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Warrant Securities issuable upon such exercise. If this Warrant shall be exercised for less than the total number of shares of Warrant Securities then issuable upon exercise, promptly after surrender of this Warrant upon such exercise, the Company shall execute and deliver a new warrant, dated as of the Commencement Date, evidencing the right of the Holder to the balance of the Warrant Securities purchasable hereunder upon the same terms and conditions set forth herein.

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8. Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Person acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 8, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 8 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 8, in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected a recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 8. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this Section 8 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8 to correct this Section 8 (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 8 shall apply to a successor holder of this Warrant.

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9. Transfer of Warrant. The Company may not assign or delegate this Warrant or any rights or obligations hereunder without the prior written consent of the Holder. Neither this Warrant nor any of the Shares issuable upon the exercise of all or any portion of this Warrant may be transferred except in accordance with, and subject to, the provisions of this Warrant. The Holder acknowledges that this Warrant and the securities issuable upon exercise of the Warrant have not been registered under the Securities Act, or applicable state securities laws and may not be transferred or otherwise disposed of unless it has been registered under that Act and is in compliance with applicable state securities laws or an exemption from registration is available. Any securities issuable upon conversion of the Warrant shall be imprinted with an appropriate legend relating to the transfer restrictions applicable to such securities. As a condition to any transfer, the Holder shall provide, at the Company’s request, an opinion of counsel satisfactory to the Company that such transfer does not require registration under the Securities Act, and the securities law applicable with respect to any other applicable jurisdiction.

10. Termination. This Warrant shall terminate on the Termination Date.

11. Loss, Etc. of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to Holder a new Warrant of like date, tenor and denomination.

12. Transfer of Warrant; Legend.

(a)	No Transfer or Assignment. Neither this Warrant not any right, title or interest herein may be assigned or transferred by the Holder to any other person or entity without the prior written approval of the Company, to be given or withheld in the sole discretion of the Company, and any such attempted transfer in violation of such limitation shall be null and void and of no force or effect.

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(b)	Legends. Any legend required by the securities laws of any state to the extent such laws are applicable to the Warrant Shares represented by the certificate so legended shall be included on any certificates representing the Warrant Shares. Holder also understands that the Warrant Shares may bear the following or a substantially similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE NOT SET FORTH HEREIN.

13. Miscellaneous.

(a)	Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(b)	Entire Agreement. This Warrant and the Services Agreement and the other documents set forth therein set forth the entire understanding of the Parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof, and may be modified only by an instrument signed by the Company and the Holder.

(c)	Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)	Notices. All notices under this Warrant shall be in writing and shall be given in accordance with the provisions of the Services Agreement.

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(e)	Governing Law; Etc.

(i)	This Warrant shall be governed by the laws of the State of Florida, as such laws are applied to contracts to be entered into and performed entirely in Florida. In the event of any dispute among the Holder and the Company arising out of the terms of this Warrant, the Parties hereby consent to the exclusive jurisdiction and venue of the federal and state courts located in Orange County, Florida (the “Selected Courts”) for resolution of such dispute, and agree not to contest such exclusive jurisdiction and venue or seek to transfer any action relating to such dispute to any other jurisdiction or venue. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Warrant, (a) any claim that it is not personally subject to the jurisdiction of the Selected Courts other than the failure to serve in accordance with the provisions of this Warrant; (b) any claim that it or its property is exempt or immune from jurisdiction of any Selected Court or from any legal process commenced in the Selected Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Warrant, or the subject matter of this Warrant, may not be enforced in or by the Selected Courts.

(ii)	EACH PARTY TO THIS WARRANT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS WARRANT, OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT.

(iii)	The Holder hereby expressly acknowledges that the agreements and restrictions contained herein are reasonable and necessary to protect the Company’s legitimate interests, that the Company would not have entered into this Warrant in the absence of such agreements and restrictions, and that any violation of such restrictions will result in irreparable harm to the Company. The Holder agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and specific performance of, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of, the agreements and restrictions contained herein, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Holder irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this Warrant may be brought in the Selected Courts, (ii) consents to the non-exclusive jurisdiction of the Selected Courts in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any Selected Court.

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(f)	Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Warrant, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

(g)	Headings. The headings in this Warrant are for purposes of convenience and reference only and shall not be deemed to constitute a part hereof.

(h)	Amendment. Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and the Holder of this Warrant.

(i)	No Waiver. No waiver of any provision of this Warrant shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

(j)	Headings. The article and section headings contained in this Warrant are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Warrant.

(k)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Warrant is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Warrant shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Warrant is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Warrant so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Warrant be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Warrant, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Warrant. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Warrant.

(l)	Execution in Counterparts, Electronic Transmission. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any Party which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

(m)	Currency. All dollar amounts are in U.S. dollars.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS HEREOF, the Parties have caused this Warrant to be executed as of the Commencement Date.

The Sustainable Green Team, Ltd.

By:
Name:	Anthony Raynor
Title:	Chief Executive Officer

Acknowledged and Agreed To:

HOLDER: ACCEL Media International LLC

By:
Name:	Vince Caruso
Title:	Managing Member

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ATTACHMENT 1

NOTICE OF EXERCISE

TO: THE SUSTAINABLE GREEN TEAM, LTD.

1. The undersigned hereby elects to purchase___ Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.

2. Please issue a certificate or certificates representing said shares of Warrant Securities in the name of the undersigned or in such other name as is specified below:

Name:	ACCEL Media International LLC
Address:	201 East 5th Street, Suite 1200
Sheridan, WY 82801

AGREED AND AUTHORIZED BY:

ACCEL Media International LLC

By:
Name:	Vince Caruso
Title:	Managing Member

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